EXHIBIT 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES SELF-TENDER OFFER
— Dutch auction tender expected to commence March 1, 2006 —
AKRON, Ohio — February 21, 2006 — A. Schulman, Inc. (Nasdaq: SHLM) announced today that its Board of Directors approved a modified Dutch auction self-tender offer for up to 8.75 million shares of its common stock, at a price between $21.00 and $24.00 per share. The closing price of the shares on February 17, 2006, the last trading day preceding this announcement, was $24.77 per share. The Company expects that it will commence the self-tender offer on or about March 1, 2006, and will keep the tender offer open at least 20 business days after commencement. On the commencement date, the offer to purchase, letter of transmittal and related documents will be mailed to stockholders of record and also will be made available for distribution to beneficial owners of the shares.
The Company intends to repurchase the tendered shares using proceeds of senior credit facilities which JPMorgan Chase Bank National Association has committed to provide. The Company expects that definitive agreements for the credit facilities will be executed by February 28, 2006. The commencement of the tender is conditioned on execution of these credit facilities.
Credit Suisse Securities (USA) LLC is acting as the dealer manager for the tender offer. The modified Dutch auction tender offer will provide stockholders with the opportunity to specify the price at which they are prepared to sell their shares. The actual purchase price will be determined through an auction mechanism and will be the lowest price (within the range stated above) at which the Company can purchase up to 8.75 million shares. The offer will not be conditioned on any minimum number of shares being tendered. All shares tendered at or below the purchase price (subject to prorating, disregarding fractions, in the event that the offer is over-subscribed) will be purchased at that purchase price. Shares tendered at a higher price will be returned to stockholders.
The Company’s directors and executive officers, other than James A. Mitarotonda, have advised the Company that they do not intend to tender any of their shares in the tender offer. Mr. Mitarotonda, a director of the Company, is the Chairman and CEO of Barington Capital Group L.P. (“Barington”). Barington represents a group of investors that has filed a Schedule 13D with the Securities and Exchange Commission. Barington has not indicated whether it or any other member of its investor group will participate in the tender offer.
The tender offer will be subject to a number of terms and conditions which will be described in the offer to purchase that will be distributed to stockholders. None of the Company, its officers nor the dealer manager will make any recommendation to stockholders on whether or not to tender their shares. Stockholders must decide how many shares they will tender, if any.
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of the Company’s common stock described in this press release has not commenced. At the time the offer is commenced, the Company will file a tender offer statement with the Securities and Exchange Commission (“SEC”). The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to the Company’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site, www.sec.gov.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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